Exhibit 99.1

          AMIS Holdings, Inc. Executives Adopt 10b5-1 Plans

    POCATELLO, Idaho--(BUSINESS WIRE)--April 2, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced that Christine King, president and CEO; Walter Mattheus, chief operating officer; and Jon Stoner, chief technology officer; have adopted pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. The plans allow for the sale of 320,000 shares of AMIS common stock by Ms. King; and 24,900 and 36,500 shares by Mr. Mattheus and Mr. Stoner, respectively, in a systematic manner.
    Ms. King adopted the plan in order to diversify her assets for personal financial and estate planning purposes. In accordance with the trading plan, the sales will occur from time to time, and will be under the direction of Merrill Lynch, Pierce, Fenner & Smith, Inc. The shares to be sold under the plan represent 19.63 percent of the total unexercised options awarded to Ms. King since the beginning of her employment with the Company. Ms. King's plan commences on May 1, 2004 and terminates on the earlier of December 31, 2004 or when all of the shares subject to the plan are sold.
    Mr. Mattheus and Mr. Stoner also adopted their plans in order to diversify their respective assets for personal financial and estate planning purposes. In accordance with their trading plans, the sales will occur from time to time, and will be under the direction of Credit Suisse First Boston LLC. The shares to be sold under the plans represent 24.9 percent of total unexercised options awarded to Mr. Mattheus, and 24.89 percent of the total shares held and unexercised options awarded to Mr. Stoner. Mr. Mattheus' plan terminates on December 31, 2004 and Mr. Stoner's plan terminates on March 31, 2005.
    SEC Rule 10b5-1 allows corporate executives to establish pre-arranged plans to sell a specified number of shares of company stock in accordance with a plan schedule. These plans permit executives to change their investment portfolio gradually. This minimizes the market effects of stock sales by spreading sales out over a more extended period of time rather than carrying out sales during limited trading windows following quarterly earnings announcements. It also avoids concerns about initiating stock transactions while the executive may be aware of material nonpublic information. Once a plan is established, the executive does not retain or exercise any discretion over sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material nonpublic information that the executive might receive.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.

    CONTACT: AMI Semiconductor, Pocatello
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com